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Apropos Technology Incorporated

Third Quarter 2005 Earnings

October 27, 2005

Operator: Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the Apropos Technology Incorporated Third Quarter 2005 Earnings Conference Call. Today’s call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. I would now like to turn the call over to Leslie Loyet of the Financial Relations Board. Please go ahead.

Leslie Loyet: Thank you. Good afternoon everyone and thank you again for joining us for the Apropos Third Quarter Conference Call. By now everyone should have received a copy of the press release that was sent out this afternoon. If anyone needs a copy it is available on Apropos’ website at www.apropos.com or you can contact Deanna Walcott at 312-640-6771 and she will send you a copy immediately.

Before I turn the call over to Ken Barwick, Board Member and CEO, I need to remind you that certain statements made during this conference call that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Apropos believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no insurance that its expectations will be obtained. Factors and risks that could cause actual results to differ materially from expectations are detailed in this afternoon’s press release and from time to time in the Company’s filings with the SEC. Additionally, we wanted to let people know that the information and statements are made as of the date of the call, October 27th, 2005. Listeners to any replays should understand that the passage of time by itself will diminish the quality of the statement. Also, the contents of the call are the property of the Company. Any replay or transmission of the call may be done only with the consent of Apropos Technology. With that said, I would now like to turn the call over to Ken for his opening remarks. Ken, please go ahead.

Ken Barwick: Thank you Leslie and good afternoon everyone and welcome to the Third Quarter Earnings Call. My name is Ken Barwick and I’m President and CEO of Apropos and with me today is Frank Leonard, our Chief Financial Officer. We’ll begin the call today with a brief financial report from Frank.

Frank Leonard: Thank you Ken. The Company reported revenues for the third quarter 2005 of just under $4.1 million dollars. There were four new customers this quarter and these orders accounted for 27% of software license revenues. Operating costs remain under tight controls, as evidenced by an 8% decrease from the previous year’s third quarter.

In addition, the $3.7 million of recurring cost in the current quarter represents the lowest level in several years. The restructuring for non-recurring charges in the third quarter of $468,000 dollars relates entirely to merger transaction costs covering legal fees, investment banker fees and other miscellaneous costs. Even with the pending merger, the Company did take action to lower staffing levels. The head count at the end of September of 97 has now been lowered to 84 by a combination of voluntary and involuntary terminations.

For the third quarter of 2005 the Company reported a net loss of $758,000 dollars or a loss of $0.04 a share. This included restructuring and other charges related to the merger transaction of $458,000 or $0.02 a share.

Finally, the third quarter change in cash and investment balances was a negative $1.2 million dollars. Cash flows for the current quarter were adversely impacted by merger transaction costs, anticipated payment received after quarter end and seasonality related to customer support billings. Our cash and investment balances totaled just under $39.9 million dollars at September 30th.

At this time, I would like to turn the discussions back over to Ken.

Ken Barwick: Thank you Frank. On September 26th, 2005 the Company entered into an Agreement and Plan of Merger with Syntellect Incorporated, a wholly-owned subsidiary of Enghouse Systems Limited. In the merger shareholders of the Company will receive $2.76 US per share in cash. Completion of the merger requires the affirmative vote of at least two-thirds of the outstanding common shares of the Company. A Special Meeting of the Shareholders is scheduled to be held on November 21st, 2005 for shareholders of record as of October 19th, 2005. We have started soliciting proxies and to date have received affirmative votes for approximately 41.4% of the shares.

We reached the decision to sell the Company after a long process, evaluating all strategic alternatives available to us. Jeffries Broadview conducted an exhaustive canvas of potential business combination partners and we elected to go with Enghouse. As noted in more detail in the proxy materials, we determined that our position in the industry and the costs of remaining a public company, among other things, made it best to combine with someone else. The $2.76 per share US offer from Enghouse represents our best opportunity. The Board of Directors unanimously recommends voting for approval of the merger. Further information containing the merger can be found in the Company’s proxy statement, which was mailed to shareholders on or about October 21st, 2005. We urge you to read and carefully consider all the information contained in our proxy statement.

This concludes any formal remarks. Are there questions?

Operator: If you’d like to ask a question at this time, please signal by pressing star, then one on your touchtone telephone. If you’re using a speakerphone make sure your mute button is turned off to allow your signal to reach our equipment. Again, it is star, one to ask a question. We’ll pause just a moment to assemble the queue.

We’ll take our first question from Howard Lis with GMP Securities.

Howard Lis: Yes, good afternoon gentlemen. This is the first time we’ve chatted, so I wanted to just ask you a couple of quick questions about the revenue split. Can you give us a sense of how much of your services revenue would be from maintenance contracts tied to licenses?

Frank Leonard: That number was about; just under $2.4 million for the quarter.

Howard Lis: OK, so 2.4 of the 3 roughly is maintenance?

Frank Leonard: Yup.

Howard Lis: OK, great. And how has that been performing over the last few quarters? Have you seen good renewal rates or has that sort of been declining a bit?

Frank Leonard: It’s – yeah, we’ve had very good renewal rates but it’s been in a range the last couple of quarters, you know, between 2.3 and 2.4.

Howard Lis: OK, great. And how much of your revenue currently is coming from the US?

Frank Leonard: Revenue from the US was 84% for the current quarter but it normally averages right around 80%. It’s just a little bit higher in the current quarter.

Howard Lis: OK, great. And you did make a comment about head count reduction. Just to clarify, did you say head count was at – was 97 at quarter end, being September 30th, and since then?

Frank Leonard: That’s correct.

Howard Lis: OK, so the $3.7 million doesn’t reflect the additional savings from those individuals who have gone.

Frank Leonard: That’s correct.

Howard Lis: OK. And can you give us a bit of a sense of sort of the areas you’ve cut and the rationale behind it?

Frank Leonard: Well, I think, you know, it was one of those things that’s part of the overall review by our Board of Directors, you know, as to where our revenue levels were. They’re very, you know, cognizant of the fact of maintaining cash levels and not having cash burn and so it was really just a realignment of our operating cost structure, along with declining revenue. So we had staff reductions in sales and marketing, you know, principally in sales and marketing.

Ken Barwick: Yeah, the majority was sales and marketing; mostly in corporate marketing and sales redudance.

Howard Lis: OK, and how many quota-carrying salespeople do you have on staff right now?

Ken Barwick: Just a minute, Howard, we’re getting it to make sure we have it exactly right.

Frank Leonard: We have 11 quota-carrying salesmen. And that was at the end of September, so it is down a couple from there.

Ken Barwick: Yeah.

Howard Lis: OK, great.

Ken Barwick: That’s all in, Howard. That’s both North America and India.

Howard Lis: Right, OK. How have customers reacted and responded since the merger agreement has been announced? What sort of feedback have you been receiving? And obviously you signed some new customers in the quarter and the announcement was at the quarter end, so it didn’t impact that, but what’s the sort of feedback levels and what kind of commentary are you getting?

Frank Leonard: I think overall we feel it’s been pretty positive. You know, I think one of the issues that we faced was the fact that we were a relatively small company and they look – one of the positive points is that we would be part of a larger organization going forward.

Howard Lis: Um hum. OK.

Frank Leonard: And I think the way, you know, our product is, you know, was a very good fit with Enghouse’s current product and they’re interested in growing their business through organic growth, as well as through acquisitions so...

Howard Lis: Great. OK, thanks very much. I’ll pass it on to somebody else. Thank you.

Ken Barwick: Thank you very much Howard.

Operator: Once again, it is star, one if you’d like to ask a question. There are no further questions today. Mr. Barwick, I’ll turn things back to you for closing comments.

Ken Barwick: Thank you very much. Ladies and gentlemen, thank you for your time and continued interest and in closing let me reiterate again that the Board of Directors unanimously recommends voting for the approval of the merger. Again, thank you and good day.

Operator: That does conclude today’s conference call. Again, thank you all for your participation and have a great day. You may now disconnect.

FORWARD-LOOKING STATEMENTS

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of this date and include statements regarding anticipated future financial operating performance and results and expectations as to the closing of the transaction with Syntellect Inc. and Amelia Acquisition Corp. These statements are based on the current expectations of management of Apropos. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with Syntellect (1) Apropos may be unable to obtain the shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the business of Apropos may suffer as a result of uncertainty surrounding the transaction; and (5) Apropos may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Apropos are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.apropos.com. Apropos undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION RELATING TO THE PROPOSED MERGER AND WHERE TO FIND IT

Apropos has filed a proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read the proxy statement and any other relevant documents filed or to be filed by Apropos because they contain or will contain important information. The proxy statement is, and other documents filed by Apropos with the SEC are, available free of charge at the SEC's website (http://www.sec.gov) or from Apropos by directing a request to Apropos Technology, Inc., One Tower Lane, Oakbrook Terrace, Illinois 60181, attention: Frank Leonard.

Apropos and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Apropos shareholders in connection with the approval of the proposed transaction. Information about Apropos's directors and executive officers is available in Apropos's proxy statement, filed April 29, 2005, for its 2005 annual meeting of shareholders.